UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Career Education Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SUPPLEMENT TO CAREER EDUCATION CORPORATION’S DEFINITIVE PROXY
STATEMENT DATED APRIL 17, 2006

Additional Participants

Following the mailing of Career Education Corporation’s (“CEC” or the “Company”) definitive proxy statement on Schedule 14A that was filed with the Securities and Exchange Commission (“SEC”) on April 17, 2006 (the “Proxy Statement”) to CEC’s stockholders, Stephen C. Fireng, President of CEC’s University Division, became a participant in the solicitation of proxies on behalf of CEC’s Board of Directors. Mr. Fireng’s business address is Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60195, and the principal business of CEC is education.

Information Regarding Ownership of the Company’s Securities by Additional Participants  —  At March 21, 2006, Mr. Fireng beneficially owned 89,719 shares, of which 88,350 shares are shares which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within 60 days of March 21, 2006.

Information Regarding Transactions in the Company’s Stock by Participants  —  The following table sets forth all transactions that may be deemed purchases or sales of the Company’s Common Stock by Mr. Fireng since January 1, 2004.

Name	Date	Number of Shares of Common Stock Purchased or (Sold/Exchanged)	Footnote

Stephen C. Fireng	1/2/04	31	(1)
	4/1/04	28	(1)
	7/1/04	48	(1)
	10/1/04	48	(1)
	1/3/05	56	(1)
	4/1/05	57	(1)
	7/1/05	57	(1)
	10/3/05	62	(1)

(1)                                  Shares acquired under CEC’s Employee Stock Purchase Plan.

Understandings with Respect to the Securities of the Company  —  Mr. Fireng has employee stock options for 148,600 underlying shares of Common Stock.

Understandings with Respect to Future Employment by the Company  — Mr. Fireng does not have an employment agreement with CEC.

Except as described in the Proxy Statement, to the best of the Company’s knowledge, neither Mr. Fireng, nor any of his associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since January 1, 2005, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which Mr. Fireng or any Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, to the best of the Company’s knowledge, neither Mr. Fireng nor any Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

To the best of the Company’s knowledge, there are no contracts, arrangements or understandings by Mr. Fireng or any Participant Affiliate within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantee against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. To the best of the Company’s knowledge, neither Mr. Fireng nor any Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at CEC’s 2006 Annual Meeting of Stockholders.

Important Information

CEC filed a definitive Proxy Statement with the SEC on April 17, 2006 and mailed the definitive Proxy Statement to its stockholders. CEC advises its security holders to read the definitive Proxy Statement relating to the 2006 Annual Meeting because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other relevant documents (when available) that CEC files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained free from CEC by directing a request to Career Education Corporation, Attn: Investor Relations, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL 60195, or to Georgeson Shareholder Communications Inc. by toll-free telephone at (888) 206-5970, or by mail at 17 State Street, 10th Floor, New York, NY 10004.

Certain Information Regarding Other Participants

CEC, its directors and certain of its officers may be deemed to be participants in the solicitation of CEC’s security holders in connection with its 2006 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CEC’s definitive Proxy Statement filed with the SEC on April 17, 2006, a copy of which may be obtained as described in the above paragraph.